August 1, 2001




Evan Karras, President
Parsecom, Inc.
736 Dundas Street E
Toronto, Ontario
M5A 2C3 Canada


Re:      Letter of Intent between Organik Technologies, Inc., and Newco, Inc.


Dear Mr. Karras:

This letter, when countersigned by you, will confirm our agreement for Organik Technologies, Inc. ("ORGK"), to acquire, in the transaction described below (the "Acquisition"), all of the outstanding shares of Common Stock of Newco, Inc. ("Newco"). This letter represents our agreement to proceed in good faith to negotiate and enter into a definitive agreement in form acceptable to us. This Letter of Intent is subject to satisfaction of those conditions set forth in Paragraphs 6 AND 7 herein.

1.    Authorized and Outstanding Securities of ORGK.

          ORGK has outstanding not more than 10,000,000 shares of Common Stock, no par value and is authorized to issue a total of 50,000,000 shares of Common Stock. In addition, ORGK has authorized 10,000,000 shares of Preferred Stock, no par value, of which 11,500 shares have been issued. No further securities, rights, options, or warrants would be issued prior to the closing contemplated herein.

2.    Authorized and Outstanding Securities of Newco.

          Newco will have approximately outstanding 10,000 shares of Common Stock, and is authorized to issue a total of 25,000 of Common Stock. Newco has no other securities, or rights, or options, or warrants to purchase securities, outstanding, and no such securities, rights, or

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 2



          options, or warrants would be issued prior to the Closing contemplated herein.

3.    Purchase of ORGK Common Stock.

          Upon execution of this Letter of Intent by the parties hereto, Newco shall purchase from ORGK 8,000,000 shares of ORGK Common Stock at $.005 per share for a total consideration of $40,000. ORGK agrees to use the $40,000 only for expenses relating to the acquisition of Newco by ORGK. The expenses shall include legal, accounting, transfer agent and consulting costs. The $40,000 shall be placed into a special bank account requiring two signatures for all transactions. The initial signatories shall be Evan Karras and A.J. Salomon.

4.    Fundamental Terms.

          The acquisition of Newco is intended to be a tax-free exchange of voting stock whereby the shareholders of Newco would exchange all of the currently outstanding shares of Newco's Common Stock for shares of ORGK of approximately 8,600,000 shares after a twenty-to-one (20-to-1) reverse split of the issued and outstanding Common Stock of ORGK. Such transaction is intended to comply with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code. At the closing, as to be defined in the Agreement, ORGK will succeed to ownership of all of the presently outstanding stock of Newco by an acquisition of such stock from the holders thereof. As consideration for such transaction, ORGK will deliver to Newco shareholders 8,600,000 shares of newly issued shares of Common Stock of ORGK and 500,000 of newly issued shares to Crosspointe, LLC. The shares to be issued by ORGK are not intended to be registered with the Securities and Exchange Commission ("SEC") nor qualified with any state securities agency, but are intended to be issued in compliance with private placement exemptions under both State and Federal securities law. The transaction will result in Newco becoming a wholly owned subsidiary of ORGK.

          After the transaction, the current shareholders of ORGK will own approximately 500,000 shares, Newco will own 9,000,000 and
          Crosspointe, LLC, will own 500,000 shares, for an aggregate of approximately 10,000,000 shares issued and outstanding.

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 3



5.    Definitive Agreement.

          We mutually agree to proceed in good faith toward negotiation and execution of a definitive agreement (the "Agreement"), which shall provide for the Acquisition, and contain representations, conditions, covenants and the like typical in such transactions.

6.    Conditions Precedent to Newco's Obligations.

          The obligations of Newco to consummate the Acquisition shall be conditioned upon the following:

          (a) A complete review by Newco of the books, records, business and affairs of ORGK and the absence, upon completion of such review, of any material deficiencies, liabilities or legal impediments affecting ORGK or the Acquisition. As used herein, the term "material" shall mean any deficiency, liability or impediment which substantially increases the financial risks to Newco, actual or potential liabilities which in Newco's reasonable judgment exposes Newco to unacceptably high risk or impediments which would make the consummation of the Acquisition exceptionally difficult or expensive. ORGK agrees to provide to Newco and its agents, complete access to all of ORGK's books, records and personnel for purposes of conducting Newco's due diligence investigation. Newco agrees that all information so provided by ORGK and identified as "confidential" by ORGK, will be treated by Newco as such, and all such information will be utilized by Newco for the sole and limited purpose of its due diligence investigation relating to the Acquisition. Furthermore, if Newco should decide not to go forward with the Acquisition, it will return to ORGK all such confidential documents (and all copies thereof) in Newco's possession, or will certify to ORGK that all of such documents not returned to ORGK have been destroyed by Newco, whichever disposition ORGK directs.

          (b) Negotiation and execution of the Agreement with terms, provisions and conditions mutually acceptable to all parties to this Letter of Intent.

          (c)  Approval of the Acquisition by the Board of Directors of Newco.

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 4



          (d) If necessary, approval of the Acquisition by shareholders of Newco.

          (e) Receipt of all necessary approvals of regulatory authorities having jurisdiction over the Acquisition.

          (f) There shall be no material adverse change in the business, assets or financial condition of ORGK through the Closing date.

          (g) Appropriate confirmations shall be given as to compliance with representations, warranties and covenants, and opinions of counsel, at the Closing of the Acquisition as is customary in similar agreements.

7.    Conditions Precedent to ORGK's Obligations.

The obligations of ORGK to consummate the Acquisition shall be conditioned upon the following:

          (a) A complete review by ORGK of the books, records, business and affairs of Newco and the absence, upon completion of such review, of any material deficiencies, liabilities or legal impediments affecting Newco or the Acquisition. As used herein, the term "material" shall mean any deficiency, liability or impediment which substantially increases the financial risks to ORGK, actual or potential liabilities which in ORGK's reasonable judgment exposes ORGK to unacceptably high risk or impediments which would make the consummation of the Acquisition exceptionally difficult or expensive. Newco agrees to provide to ORGK and its agents, complete access to all of Newco's books, records and personnel for purposes of conducting ORGK's due diligence investigation. ORGK agrees that all information so provided by Newco and identified as "confidential" by Newco, will be treated by ORGK as such, and all such information will be utilized by ORGK for the sole and limited purpose of its due diligence investigation relating to the Acquisition. Furthermore, if ORGK should decide not to go forward with the Acquisition, it will return to Newco all such confidential documents (and all copies thereof) in ORGK's possession, or will certify to Newco that all of such documents not returned to Newco have been destroyed by ORGK, whichever disposition Newco directs.

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 5



          (b) Negotiation and execution of the Agreement with terms, provisions and conditions mutually acceptable to all parties to this Letter of Intent.

          (c)  Approval of the Acquisition by the Board of Directors of ORGK.

          (d) If necessary, approval of the Acquisition by shareholders of ORGK.

          (e) Receipt of all necessary approvals of regulatory authorities having jurisdiction over the Acquisition.

          (f) There shall be no material adverse change in the business assets or financial condition of Newco through the Closing date.

          (g) Appropriate confirmations shall be given as to compliance with representations, warranties and covenants, and opinions of counsel, at the Closing of the Acquisition as is customary in similar agreements.

8.    Covenants.

         Pending execution of the Agreement (or termination of this Letter of Intent, as herein provided), Newco and ORGK agree that they will:

          (a) As soon as possible, ORGK will provide Newco with financial statements of ORGK and its affiliates for the fiscal years ending December 31, 1999 and 2000. Newco shall provide ORGK with financial statements of Newco for the fiscal years ending December 31, 1999 and 2000. Since the date of such financial statements, Newco and ORGK have not, and through the Closing, will not have entered into any transactions or contracts other than in the ordinary course of its business.

          (b) Conduct its business only in the ordinary course, and not engage in any extraordinary transactions without the other party's prior consent, which consent shall not be unreasonably withheld.

          (c) Not dispose of any assets of Newco or ORGK, except in the ordinary course of business without the other parties prior consent, which consent shall not be unreasonably withheld.

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 6



          (d) Not materially increase the annual level of compensation of any employee or officer or director of Newco or ORGK except for normal and customary raises. Furthermore, neither party hereto shall grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee except in amounts in keeping with past practices.

          (e) Neither party shall issue any equity securities or any securities convertible or exercisable into equity securities without the other party's prior consent, which consent shall not be unreasonably withheld.

          (f) Not pay any dividends, redeem any securities or other-wise cause assets of ORGK or Newco to be distributed to any of its shareholders except in the ordinary course of business or by way of compensation of employees who are also shareholders within the limitations set forth above.

          (g) Not borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of ORGK's and Newco's business in a manner, and in amounts, in keeping with the ordinary operation of the business, without the other party's prior consent, which consent shall not be unreasonably withheld.

9.    Closing.

          Subject to completion of the Agreement referred to in Paragraph 5 hereof, and compliance with all conditions to consummation of the Acquisition, the Agreement will be executed between the parties at a time mutually agreeable to the parties hereto, with the Closing of the Acquisition to occur no later than 90 days after the date of this Letter of Intent, subject to extension by mutual agreement of the parties.

10.   Finders.

          Both ORGK and Newco represent that there are no finders or finders fee associated with this Acquisition.

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 7



11.   Non-Disclosure.

          Neither party will make any public disclosure of this proposed transaction or the fact that discussions are taking place without the prior consent of the other party hereto, which shall not be unreasonably withheld, provided, that the foregoing shall not preclude either party from making any disclosure which, in the opinion of its counsel, are required to be made under applicable Federal and State securities laws.

12.   Approval.

          This Letter of Intent is intended to serve as the basis for the preparation of a definitive agreement containing the foregoing provisions and such other provisions, representations and warranties as shall be agreed upon by the parties, which will be submitted to the Boards of Directors of ORGK and Newco and for their respective approvals. The definitive agreement may be subject to approval by the shareholders of ORGK, which approval may be obtained before or after execution by the parties thereto. Such Agreement shall also be subject to the approval of counsel for each party as to form, substance, tax effects and legality.

13.   Expenses.

          Each party to this Letter of Intent shall bear its own expenses relating to and incurred in regard to this Acquisition.

14.   Arbitration.

          In the event that there shall be any dispute arising out of or relating to this Letter of Intent, the parties agree that within 30 days such dispute shall be submitted to binding arbitration or such other non-judicial procedures as the parties may agree to at the time, (such as use of a "Rent-a-Judge") and such dispute resolution shall occur in San Francisco, California. Arbitration shall be under the auspices and pursuant to the rules of, the American Arbitration Association as then in effect, before a tribunal of one arbitrator, who is mutually agreeable to each of the parties to the dispute. Any award issued as a result of such arbitration or other non-judicial procedure shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties hereto acknowledge that the purpose of this Paragraph 14 is to prevent the instigation of

Letter to Evan Karras, President
Re:  Letter of Intent between ORGK and Newco
August 1, 2001
Page 8



          litigation or other judicial processes to resolve any disputes arising out of or relating to this Letter of Intent except for the purpose of enforcing a non-judicial judgment.


If the foregoing proposal sets forth your understanding of the arrangement between the parties, please signify your concurrence with the terms hereof on behalf of Newco and its shareholders, on the enclosed copy of this letter

                                                Very truly yours,

                                                ORGANIK TECHNOLOGIES, INC.



                                                By:   /s/  A J Salomon
                                                     ------------------------
                                                      A.J. Salomon, President

Approved and Accepted By:

NEWCO, INC.



By:   /s/  Evan Karras                          Dated: August 3, 2001
      ----------------------                           --------------
      Evan Karras, President